                                                                                                                         Exhibit 12
                                                                Wyeth
                                        Computation of Ratio of Earnings to Fixed Charges (3)
                                                (In Thousands, except ratio amounts)

                                                                                        Year ended December 31,
                                                Nine Months Ended   ----------------------------------------------------------------
                                                September 30, 2002     2001         2000          1999          1998         1997
                                                ------------------  ----------   -----------   -----------   ----------   ----------
Earnings

Income (loss) from continuing operations before
    federal and foreign taxes (2)                   $3,921,849      $2,868,747   ($1,101,040)  ($1,907,299)  $3,089,936   $2,364,753

Add:
  Fixed charges                                        324,026         439,058       324,887       403,694      371,986      513,860

  Minority interests                                    17,187          20,841        26,784        30,301          620        2,421

  Distributed equity income                                  0               0             0             0          771            0

  Amortization of capitalized interest                   6,856           2,497         1,917         1,803        1,487        1,057

Less:
  Equity income                                         20,655          70,372        55,991         2,122          473        9,777

  Capitalized interest                                  60,990          94,257        43,303        15,375        9,497       12,898
                                                    ----------      ----------   -----------   -----------   ----------   ----------

Total earnings (loss) as defined                    $4,188,273      $3,166,514     ($846,746)  ($1,488,998)  $3,454,830   $2,859,416
                                                    ==========      ==========   ===========   ===========   ==========   ==========

Fixed Charges:

  Interest and amortization of debt expense           $230,294        $301,145      $238,840      $343,271     $322,970     $461,370

  Capitalized interest                                  60,990          94,257        43,303        15,375        9,497       12,898

  Interest factor of rental expense (1)                 32,742          43,656        42,744        45,048       39,519       39,592
                                                    ----------      ----------   -----------   -----------   ----------   ----------

    Total fixed charges as defined                    $324,026        $439,058      $324,887      $403,694     $371,986     $513,860
                                                    ==========      ==========   ===========   ===========   ==========   ==========

Ratio of earnings to fixed charges (2)                    12.9             7.2           -             -            9.3          5.6


(1)  A 1/3 factor was used to compute the portion of rental expenses deemed representative of the interest factor.

(2)  The results of operations for the nine months ended September 30, 2002 are adequate to cover fixed charges as defined.
     Excluding the charge for the REDUX and PONDIMIN diet drug litigation of $1,400,000 and the gain related to the Immunex/Amgen transaction of $2,627,600, the pro forma ratio of earnings to fixed charges would be 9.1 for the nine months ended
     September 30, 2002.

     The results of operations for the twelve months ended December 31, 2001 are adequate to cover fixed charges as defined.
     However, the ratio is negatively affected by the REDUX and PONDIMIN diet drug litigation charge of $950,000 taken in the third quarter of 2001. Excluding the additional charge for the REDUX and PONDIMIN diet drug litigation, the pro forma ratio of earnings to fixed charges would be 9.4 for the twelve months ended December 31, 2001.

     The results of operations for the year ended December 31, 2000 are inadequate to cover total fixed charges as defined.
     The coverage deficiency for the year ended December 31, 2000 is $1,171,633. Excluding the charge for the REDUX and PONDIMIN diet drug litigation of $7,500,000, the gain on sale of Immunex common stock of $2,061,204 and the Warner-Lambert Company termination fee of $1,709,380, the pro forma ratio of earnings to fixed charges would be 8.9 for the year ended
     December 31, 2000.

     The results of operations for the year ended December 31, 1999 are inadequate to cover total fixed charges as defined.
     The coverage deficiency for the year ended December 31, 1999 is $1,892,692. Excluding the charge for the REDUX and PONDIMIN diet drug litigation of $4,750,000, the pro forma ratio of earnings to fixed charges would be 8.1 for the year ended
     December 31, 1999.

(3)  Amounts have been restated to reflect the Cyanamid Agricultural Products business as a discontinued operation.